Exhibit 99.1

Contact:	Scott Shapiro
(720) 963-6584
sshapiro@healthgrades.com
HEALTHGRADES ADDS SENIOR
INTERNET-ADVERTISING LEADERSHIP
Allen Silkin, Formerly of eDiets.com, Named Senior Vice President, Internet Advertising;
Michael Beaudoin of ServiceMagic (an IAC/InterActiveCorp company) Joins Board
HealthGrades Begins Strategic Expansion of its Internet Advertising Platform
Golden, Colo. (June 27, 2007) — Health Grades, Inc. (Nasdaq HGRD), the leading healthcare ratings company, today added Internet advertising expertise to its senior leadership team. Allen Silkin, formerly of eDiets.com, Inc., is joining the company as Senior Vice President, Internet Advertising effective June 29th and Michael Beaudoin, co-CEO of ServiceMagic, Inc., is joining the HealthGrades board of directors effective June 27th.
“HealthGrades’ consumer Web site is the first stop for millions of people each month looking to research and select a doctor or hospital based on objective information that is available nowhere else,” said HealthGrades CEO Kerry Hicks. “As HealthGrades explores the strategic expansion of its revenue base through the addition of advertising to HealthGrades.com, we are pleased to be adding two Internet-business leaders to our team.”
In his role as HealthGrades’ Senior Vice President, Internet Advertising, Mr. Silkin will be responsible for developing and executing HealthGrades’ Internet advertising strategy. Prior to joining HealthGrades, Mr. Silkin was Vice President of Internet Operations for eDiets.com, where he created the successful advertising and subscription model for the organization and assisted in the company’s transition to a delivery model.
Mr. Beaudoin is the co-founder and co-CEO of ServiceMagic, the nation’s leading online marketplace connecting homeowners with home-service professionals and an operating business of IAC/InterActiveCorp (Nasdaq: IACI). Beyond his Internet-business experience, Mr. Beaudoin will bring to the HealthGrades board a background in corporate finance and private equity as well as a track record of building businesses. He was a founding member and held several senior positions with Noah/Einstein Bagel Corp., which went public in 1996 and is currently the leading bagel retailer in the U.S.
About HealthGrades
Health Grades, Inc. (Nasdaq: HGRD) is the leading healthcare ratings organization, providing ratings and profiles of hospitals, nursing homes and physicians. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings, advisory services and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the company can be found at http://www.healthgrades.com.
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